Exhibit 23.2

Consent of Independent Auditor

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 17, 2015, with respect to the consolidated financial statements of Armored AutoGroup Parent, Inc. as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014 included in the Registration Statement on Form S-1 and related Preliminary Prospectus of Spectrum Brands, Inc. for the registration of $520,000,000 6.375% Senior Notes due 2020 and Related Guarantees, $570,000,000 6.625% Senior Notes due 2022 and Related Guarantees, $250,000,000 6.125% Senior Notes due 2024 and Related Guarantees and $1,000,000,000 5.750% Senior Notes due 2025 and Related Guarantees.

/s/ Ernst & Young LLP

Stamford, Connecticut
January 15, 2016